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                                                                   EXHIBIT 10.18

                      CARDHOLDER REWARDS PROGRAM AGREEMENT

This Cardholder Rewards Program Agreement, including the attachments and exhibits hereto, each of which is specifically incorporated herein by reference (collectively the "Agreement") is made as of June 22, 1998 (the "Effective Date") by and between Internet Access Financial Corporation ("IAFC") and Intellipost(TM) Corporation ("Intellipost").

         WHEREAS, IAFC, in conjunction with Heritage Bank of Commerce ("Heritage Bank"), markets and issues VISA(R) credit cards under the brand name "NextCard(SM)"; and

         WHEREAS, Intellipost owns and operates a direct electronic advertising and rewards program under the name "BonusMail(TM)" whereby participants may earn and accumulate credits ("Rew@rds Credits"), redeemable for online and/or retail services and merchandise; and

         WHEREAS, as part of the NextCard Rewards Program (the "NextCard Program"), IAFC wishes to make Rew@rds Credits available to NextCard accountholders (individually an "Accountholder" and collectively the "Accountholders") on the terms and conditions more fully set forth in this Agreement,

         NOW, THEREFORE, IAFC and Intellipost hereby agree as follows:

         1. Purpose. The purposes of this Agreement are to enable (A) Accountholders to accumulate Rew@rds Credits for NextCard purchase activity, (B) IAFC to offer this additional NextCard feature to potential Accountholders and
(C) Intellipost to expand its member base by encouraging Accountholders who join the NextCard Program to become members of BonusMail, through which such BonusMail Members will be rewarded for receiving, reading and responding to direct response offers.

         2. Program Management.

            2.1 Enrollment. At the time an applicant is approved for a NextCard, IAFC will extend to that Accountholder the opportunity to enroll in the NextCard Program by supplying a hyperlink to the Intellipost system. Intellipost will serve a unique web page linked to the IAFC system, which page will contain an online registration form. Intellipost will accept every Accountholder submitting a properly completed registration form, and will assign to such Accountholders the unique alphanumeric identifier (the "Accountholder Number") contained in the referring universal resource locator string passed from IAFC to Intellipost. Not more than five (5) business days after the end of each calendar month, Intellipost will provide to IAFC the name and Accountholder Number and the date of enrollment in BonusMail of each Accountholder so registered (the "BonusMail Enrollment Date").



(C) NEXTCARD, 1998                                                           1

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             2.1.1 BonusMail Membership. Acceptance of each registration form described in the preceding paragraph will constitute such Accountholders as members of BonusMail. IAFC acknowledges that, notwithstanding such Accountholders' membership in the NextCard Program, membership in the BonusMail program is subject to the terms and conditions of the BonusMail Member Agreement, a copy of which is attached hereto as Exhibit 2.1.1.

             2.1.2 Intellipost Restrictions. Intellipost agrees that, with respect to each Accountholder who joins the NextCard program and registers with Intellipost pursuant to the provisions of Paragraph 2.1 and (A) who is not already a member of BonusMail or (B) who does not agree to receive additional BonusMail e-mail advertisements, Intellipost will not solicit such Accountholders for the purpose of receiving additional BonusMail e-mail advertisements more than twice in the first ninety (90) days of any Accountholder's membership and, thereafter, not more than once in any consecutive three-month period. Intellipost may send BonusMail Bulletins, Newsletters, and administrative notices to Accountholders up to two times per month, or more frequently with the advance written consent of IAFC. Intellipost will not send to any Accountholder any e-mail advertisement associated with any VISA or MasterCard program other than NextCard; such exclusionary provision shall not include any other credit card program, including American Express.

         2.2 Account Management and Payment.

             2.2.1 Portfolio Activity Report. As soon as possible following the end of each month (but no more than ninety (90) days from the end of such month), IAFC will furnish to Intellipost a portfolio activity report (the "Portfolio Activity Report"), which report will contain, with respect to each NextCard accountholder who has joined the NextCard Program, (A) each Accountholder's name, (B) the Accountholder Number associated with each Accountholder's account, (C) the points multiplier associated with each Accountholder Number, (D) the net purchase activity processed for the benefit of each Accountholder for the preceding month (or, in the case of the first month, from the BonusMail Enrolment Date through the last calendar date of such month),
(E) the number of Rew@rds Credits to be credited to each Accountholder's account and (F) a detail of the amount due to Intellipost. IAFC will include with each Portfolio Activity Report a check, payable to Intellipost, for the amount due to Intellipost.

             2.2.1.1 Points Multiplier. The points multiplier associated with each Accountholder Number shall be "0," "5" or "10," depending upon whether that Accountholder is entitled to "0" Rew@rds Credits for that month (i.e., for Balance Transfer accounts which are in "non-revolver" status), "5" Rew@rds Credits for each dollar of net purchase activity (for non-Balance Transfer accounts paying IAFC an enrollment fee or for minimum initial Balance Transfer accounts) or "10" Rew@rds Credits for each dollar of net purchase activity (for maximum initial Balance Transfer accounts). From time to time, IAFC and Intellipost may mutually determine to offer certain promotions for which a different points multiplier may be used. In that event, this Agreement may be amended by the mutual consent of the parties with reference to this



(C) NEXTCARD, 1998                                                           2
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Paragraph 2.2.1.1. Six (6) months from the Effective Date, should the "10"
points multiplier comprise more than sixty-five percent (65%) of the total of all Rew@rds Credits credited pursuant to this Agreement, the parties will negotiate in good faith an adjustment, pursuant to the provisions set forth in Paragraph 8.2.

                      2.2.1.2 Net Purchase Activity. The "net purchase activity associated with the Accountholder's account" shall mean the difference between
(A) all credits to that account for which IAFC has received an interchange fee (i.e., charges for merchandise or services, excluding, without limitation, balance transfers, finance charges, account fees and such other charges as IAFC may reasonably determine should be excluded), and (B) the sum of all debits to that account (i) for which IAFC is required to remit an interchange fee or (ii) which arise out of delinquency, fraud or other activity which IAFC may reasonably determine should be included herein.

                      2.2.1.3 Amount Due To Intellipost. The "amount due to Intellipost" shall mean the sum of all net purchase activity for all accounts listed in the Portfolio Activity Report multiplied by 0.013; provided, however, that, should the interchange amounts set forth in the rules and regulations of the VISA system change, IAFC agrees to provide Intellipost with ninety (90) days written notice of such change. The parties will negotiate in good faith an adjustment, pursuant to the provisions set forth in Paragraph 8.2. IAFC shall adjust the amount due to Intellipost by any adjustment required by any Customer Service Report (as defined in Paragraph 3.1.2), and shall reduce or increase, as the case may be, the amount due to Intellipost by any adjustment required by any dispute resolution, as described in Paragraph 10, and shall not include any compensation or fee for any adjustment to any Accountholder's BonusMail account made pursuant to Paragraph 3.1.1.

                2.2.2 Confirmation Report. Within ten (10) business days following Intellipost's receipt of each Portfolio Activity Report, Intellipost will issue a confirmation report (the "Confirmation Report"), which report will confirm (A) the number of Rew@rds Credits attributable to the NextCard Program that have been credited by Intellipost to each BonusMail account associated with each Accountholder Number on the Portfolio Activity Report, and the date such Rew@rds Credits were credited to each such BonusMail account, (B) the number of Rew@rds Credits that have been redeemed by each Accountholder for the preceding month and a detail of the reward(s) issued and (C) the number of Rew@rds Credits remaining in each such account.

        3. Customer Service Matters. The parties agree that continuing satisfaction of Accountholders with the BonusMail program shall be the primary objective of this Agreement, and that the interests of the Accountholders shall be taken into consideration whenever appropriate.

                3.1 Complaints. Intellipost will be responsible for all complaints received in connection with BonusMail. However, IAFC maintains a customer service facility to resolve customer service issues in connection with its NextCard product and,

(C)NEXTCARD, 1998                                                            3
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from time to time, IAFC may be expected to receive customer service-related requests in connection with an Accountholder's BonusMail account. While IAFC will use its best efforts to promptly forward all such requests to Intellipost for resolution, the parties acknowledge and agree that there may be certain instances in which it is more appropriate that IAFC intercede and/or resolve the matter on behalf of an Accountholder. Intellipost will refer all customer service inquiries relating to NextCard (including NextCard account activity) to IAFC.

                3.1.1 Account Adjustment. In the event of Accountholder dissatisfaction with the BonusMail program, IAFC shall be permitted to increase such Accountholder's BonusMail account up to 500 Rew@rds Credits, provided that no Accountholder's BonusMail account may be adjusted by IAFC more than once in any twelve (12) month period. In the event of such an adjustment, IAFC shall make an appropriate notation on the Portfolio Activity Report, and the amount due to Intellipost shall not include any fee for such adjustment.

                3.1.2 Customer Service Report. Not later than ten (10) business days after the end of each calendar month, each party shall provide the other with a customer service report (the "IAFC Customer Service Report" or the "Intellipost Customer Service Report," as the case may be), which report shall include,

                        3.1.2.1 In the case of the IAFC Customer Service Report, a summary of (A) customer service requests received in connection with the BonusMail program in the preceding month for which IAFC has taken any action other than referral to Intellipost, (B) actions taken and, if an Accountholder's BonusMail account has been adjusted, (i) the number of Rew@rds Credits to be credited by Intellipost to each Accountholder's account, (ii) the date of such adjustment by IAFC, and (iii) the reasons for such adjustments, and (C) a list by Accountholder Number of NextCard accounts that have been closed in the preceding month.

                        3.1.2.2 In the case of the Intellipost Customer Service Report, a summary of (A) customer service requests received in the preceding month, by Accountholder Number and (B) actions taken (whether referral or adjustment). With respect to the voluntary or involuntary termination of the BonusMail account of any Accountholder, the Intellipost Customer Service Report shall also contain (C) a list by Accountholder Number of Accountholders who have closed their BonusMail accounts in the preceding month, (D) the date of such termination, (E) the number of Rew@rds Credits remaining in such terminated account and (F) the reason for such termination, if known. The parties agree that IAFC shall not be required to pay for any Rew@rds Credits credited to any BonusMail account from and after the date of any voluntary or involuntary termination of any BonusMail account of any Accountholder (the "BonusMail Termination Date").

                3.1.3 BonusMail Termination Matters. It is agreed to by the parties that, with respect to any Accountholder who closes his or her BonusMail account within the first three (3) calendar months of registration and who has not redeemed any


(C)NEXTCARD, 1998                                                            4



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Rew@rds Credits, IAFC will be entitled to a tiered credit against future amounts due to Intellipost of the net purchase activity associated with that Accountholder's account from the BonusMail Enrollment Date through the BonusMail Termination Date. The credit shall be calculated as follows: (A) 100% of the net purchase activity for the first thirty (30) days; (B) 50% of the net purchase activity for the second thirty (30) days; and (C) 25% of the net purchase activity for the third thirty (30) days.

                        3.1.4 NextCard Termination Matters. It is understood that an Accountholder who closes his or her NextCard account will remain a BonusMail member and will retain all Rew@rds Credits earned up to and including the BonusMail Termination Date, and IAFC will be responsible for payment to Intellipost for such Rew@rds Credits.

               3.2 Excessive Customer Service Requirements. In the event that IAFC reasonably determines that the amount of resources IAFC is required to devote to resolution of customer service problems associated with the BonusMail program is excessive, the parties will negotiate in good faith an adjustment, which may include a cost-sharing arrangement, pursuant to the provisions set forth in Paragraph 8.2.

               3.3 Website Performance. While this Agreement is in effect, Intellipost shall at all times maintain the necessary telephone and data processing lines, staffing and computer capacity to ensure satisfactory operation of the BonusMail website, including but not limited to prompt customer service response. The parties agree to negotiate in good faith not later than July 15, 1998, a comprehensive set of performance guidelines, including but not limited to security standards governing access to Accountholder data, which guidelines shall be attached hereto as Exhibit 3.3.

        4. Confidentiality. The parties have entered into a mutual confidentiality agreement, a copy of which is attached hereto as Exhibit 4. Notwithstanding anything to the contrary contained herein, the restrictions and obligations of both parties, as expressed in Exhibit 4, shall remain in effect, except as otherwise specifically modified by the following subparagraphs. The provisions of this Paragraph 4 shall survive termination of this Agreement.

               4.1 Use of Data. All data contained in any report delivered by one party to the other pursuant to the terms of this Agreement shall be considered the proprietary information of the disclosing party. Neither party shall obtain any right in or to any such proprietary information other than for the purposes of performing services in accordance with this Agreement and for internal research purposes. Neither party shall disclose to any third party any such proprietary information, except as required by law or as requested by VISA or any supervisory authority to which IAFC or Heritage Bank may be subject.

               4.2 Specific Undertakings. Without limiting the generality of the foregoing, Intellipost and IAFC undertakes specifically to hold confidential (A) any and all transaction-specific information relating to any Accountholder and BonusMail


(C)NEXTCARD, 1998                                                             5
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Member, (B) the specific identity of each Accountholder and BonusMail Member and
(C) the method of calculation and amount of any payments received by Intellipost from IAFC, provided that this provision shall not restrict Intellipost from identifying an aggregate payment amount from IAFC in its audited financial statements if, in the opinion of Intellipost's auditors, such identification is necessary or appropriate under Generally Accepted Accounting Principles.

               4.3 Remedy. In the event of any actual or impending breach of this Paragraph 4, including but not limited to Exhibit 4, the parties agree that the non-breaching party will suffer irreparable harm and any award of monetary damages to the non-breaching party will be impossible to calculate and therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party shall be entitled to temporary and permanent injunctive relief against the breaching party, its employees, officers, directors, agents, representatives or independent contractors, and the other rights and remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement.

        5. Promotion Matters. IAFC and Intellipost agree to cooperate in the promotion of the NextCard Program and BonusMail, subject to the specific terms of this Agreement and BonusMail Privacy Pledge, a copy of which is attached hereto as Exhibit 5.

               5.1 Limited Licenses. Intellipost hereby grants to IAFC a non-exclusive right to establish a hypertext link to the BonusMail web site, and use, in connection with establishing that link, all Intellipost copyrighted, trade or service marked or other protected intellectual property contained therein or accessible thereby for the purposes described in this Agreement, subject to (i) Intellipost's prior approval of IAFC's specific intended use and
(ii) the prior approval of Rewards Providers to use their tradenames, trademarks and logos, which approval Intellipost will use reasonable efforts to obtain for IAFC. IAFC hereby grants to Intellipost a non-exclusive right to maintain the hypertext link referred to in the preceding sentence. Neither party shall add, subtract or in any way alter, edit or make any use whatsoever of any protected intellectual property contained in any hypertext link or accessible thereby other than for the purposes of, and as contemplated by, this Agreement.

               5.2 Promotional Materials. No promotional material produced by one party and mentioning the other may be used without the specific written consent of both parties. The content of the web page described in Paragraph 2.1 shall be mutually agreed to by the parties, including but not limited to all metatags that may be embedded in the web page programming and all logos that may appear, from time to time, on that web page. The initial graphical representation of that web page is attached hereto as Exhibit 5.2.

        6. Intellipost Representations and Warranties. In further consideration of IAFC entering into this Agreement, Intellipost represents and warrants as follows:



(C)NEXTCARD, 1998                                                              6
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               6.1 Corporate Matters. Intellipost (A) is a corporation validly organized and existing under the laws of the State of California, (B) has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (C) has by proper action authorized the execution and delivery of this Agreement, and this Agreement, constitutes a valid and binding Agreement between the parties, enforceable according to its terms, except as limited by applicable bankruptcy laws and other laws of general application relating to insolvency or the protection of creditors' rights, and (D) warrants that (i) the execution, delivery and performance of this Agreement does not conflict in any material respect with or constitute a material breach or default of any organizational document, agreement or other writing to which it is a party, and (ii) it has all licenses, permissions and agreements necessary or appropriate to offer BonusMail, as contemplated in this Agreement and in the BonusMail promotional materials (including but not limited to the web page described in Paragraph 2.1), without the payment of any royalty, commission or license fee to any third party.

               6.2 Financial Matters. During the term of this Agreement, Intellipost will provide to IAFC (A) monthly unaudited balance sheets and (B) annual audited financial statements (collectively the "Financial Statements"). Each Financial Statement is, and at the time of delivery to IAFC will be, true and complete, and will not contain any material misstatement or omit to state any fact or circumstance otherwise required to be contained therein. Within seven (7) days of the Effective Date, Intellipost will deliver to IAFC its most recent Financial Statements.

                        6.2.1 Financial Concerns. Not later than July 15, 1998, IAFC and Intellipost will mutually agree on an appropriate Financial Statement for purposes of determining the "Financial Ratio" (which shall be defined as Intellipost's available cash plus cash equivalents plus accounts receivable divided by Intellipost's contingent liability for all Rew@rds Credits to all BonusMail members) and materiality standard. Intellipost will provide not later than thirty (30) days after the end of each month a compliance certificate confirming that there has been no material adverse change to the Financial Ratio. If IAFC reasonably determines that there has been a material adverse change to the Financial Ratio, the parties will negotiate in good faith an adjustment, which may include an increase in reserve funding or an escrow of future sums due to Intellipost, pursuant to the provisions set forth in Paragraph 8.2.

               6.3 Tax Matters. The crediting of Rew@rds Credits to Accountholders in consideration of the payments to be made to Intellipost by IAFC will not result in any state or federal tax liability to IAFC.

               6.4 "Year 2000" Matters. Each data processing system upon which the BonusMail program relies is "Year 2000 Compliant," meaning that (A) date data from 1900 through at least 2049 will process without error or interruption due solely to the change in century, in any level of computer hardware, software or services Intellipost provides, including but not limited to microcode, firmware, system and application programs, files, databases and computer services, (B) there will be no loss of any functionality for the services provided and to be provided by Intellipost pursuant to this

(C)NEXTCARD, 1998                                                             7
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Agreement due solely to the change in century with respect to the introduction, processing or output of records containing dates failing on or after January 1, 2000, and (C) on and after January 1, 2000, all services now provided by Intellipost will continue to be operable in the same manner as they are prior to such date.

             6.5 BonusMail Configuration. Intellipost will not make any material adverse change to any material term or condition of BonusMail, without providing not less than thirty (30) days' written notice to IAFC, provided however that this restriction shall not apply to the addition of any benefit to BonusMail Members. Without limiting the generality of the foregoing, the following specific requirements shall apply:

                        6.5.1 Rewards Providers. Intellipost shall notify IAFC within ten (10) days following notice to Intellipost of the intention to withdraw from the BonusMail program of those participating Rewards Providers identified in Exhibit 6.5.1. The parties agree to negotiate in good faith the list of participating Rewards Providers to be included in such Exhibit 6.5.1 and to attach it hereto not later than July 15, 1998.

                        6.5.2 Changes to Redemption Policies and Point Values. Other than with respect to changes for which Intellipost receives IAFC's advance written consent (which consent shall not be unreasonably withheld), Intellipost shall give IAFC not less than thirty (30) days advance notice of any changes to its redemption policies and levels of Rew@rds Credits, as set forth in Exhibit 2.1.1.

                        6.5.3 Airline Mileage Program Availability. Not less than one major airline's frequent flyer program will be available at all times for Rew@rds Credits redemption. For purposes of this subparagraph, "major" airline shall mean any one of United Airlines, American Airlines, Delta Airlines, Continental Airlines, TWA, Northwest Airlines, or Alaska Airlines (but only to the extent that Alaska Airlines frequent flyer program continues to partner with at least one other "major" airline).

      7. IAFC Representation. IAFC (A) is a corporation validly organized and existing under the laws of the State of California, (B) has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (C) has by proper action authorized the execution and delivery of this Agreement, and this Agreement, constitutes a valid and binding Agreement between the parties, enforceable according to its terms, except as limited by applicable bankruptcy laws and other laws of, general application relating to insolvency or the protection of creditors' rights, and (D) warrants that (i) the execution, delivery and performance of this Agreement does not conflict in any material respect with or constitute a material breach or default of any organizational document, agreement or other writing to which it is a party, and
(ii) it has all the licenses, permissions and agreements necessary or appropriate to offer NextCard and the NextCard Program, as contemplated in this Agreement, without the payment of any royalty, commission or license fee to any third party, other than with respect to its revenue sharing obligations with Heritage Bank.




(C)NEXTCARD, 1998                                                              8

        8.     Term and Termination.

               8.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year; provided, however, that, on the three-month anniversary of this Agreement, the parties shall undertake, in good faith, to review the performance to date and, within thirty (30) days thereafter, may negotiate modifications to this Agreement.

               8.2 Termination. This Agreement may be terminated by the mutual written consent of the parties or, in the event of a material breach of any term or condition contained herein, by either party with ninety (90) days' written notice to the other party; provided, however, that the non-terminating party shall have thirty (30) days from the date of receipt of such notice of termination to cure such breach. In the event of termination, Accountholders shall retain all Rew@rds Credits earned from each BonusMail Enrollment Date through the termination of this Agreement (subject to the payment by IAFC of amounts owed to Intellipost). If, pursuant to any paragraph hereto, the parties are unsuccessful for a period of thirty (3O) days in negotiating a resolution to any dispute, either party may terminate this Agreement with ninety (90) days' advance written notice. This Agreement shall terminate in the event of a corporate reorganization, merger, or acquisition of all or substantially all of either party's assets unless assigned pursuant to Paragraph 11.5.

        9. Indemnification. Each party will defend, indemnify, and hold the other and its directors, officers, shareholders, employees, agents, and affiliates harmless from and against any claims by third parties (including governmental authorities) and any losses, damages, settlements, fines, penalties, liabilities or expenses resulting therefrom (collectively, "Claims"), to the extent such Claims relate to BonusMail and arise out of or are based upon
(A) a breach of any representation or warranty made herein, (B) an assertion of infringement on the intellectual property rights of a third party, or (C) negligent or intentionally improper acts or omissions. The indemnifying party will reimburse the indemnified party for attorney's fees and other reasonable expenses as incurred by it in connection with investigating or defending any Claim as to which the indemnifying party has an obligation to indemnify. The provisions of this Paragraph 9 shall survive termination of this Agreement.

        10. Dispute Resolution. Any dispute or claim arising out of this Agreement will be resolved through a binding arbitration procedure conducted before a single arbitrator selected according to the Rules of the American Arbitration Association. The party wishing to resolve such a dispute or claim may commence such arbitration procedure by delivering a written notice (the "Arbitration Notice") to the other party. Arbitration will be held in San Francisco, California, in accordance with the commercial arbitration rules and regulations of the American Arbitration Association, The parties will instruct the arbitrator to take all reasonable measures to ensure that the arbitration proceeding is completed and a decision is rendered as expeditiously as possible, and in any event within 90 days of the date of the Arbitration Notice. During the 15-day period following delivery of the Arbitration Notice, the parties will consult with a view to defining and limiting the issues. The arbitrator may in


(C)NextCard, 1998                                                             9
his or her discretion order the parties to provide discovery, including document discovery, designation of experts and other witnesses, and depositions, and will be directed to render a decision in a written opinion stating the rationale for such decision. The arbitrator's decision will be conclusive and binding upon the parties, and any resulting award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration shall be borne by each such party. The provisions of this Paragraph 10 shall survive termination of this Agreement.

         11.   General

               11.1 Limitation on Damages. In no event will either party be entitled to recover special, punitive, incidental or consequential damages, including damages based on lost profits or lost business opportunities, arising out of a breach of the other party's obligations hereunder, even if the party in breach has been advised of the possibility of such damages. Notwithstanding the foregoing Paragraph 10, in no event shall Intellipost's aggregate liability to IAFC arising out of or related to this Agreement, or the use or inability to use BonusMail and/or its Rewards Program (even if Intellipost has been advised of the possibility of such damages), however caused and arising under any theory of liability, whether based in contract, tort (including negligence) or otherwise, exceed the amounts paid to Intellipost hereunder. The provisions of this Paragraph 11.1 shall survive termination of this Agreement.

               11.2 Costs. Each party will bear its own costs incurred in the performance of this Agreement and all development activities hereunder, except as otherwise provided.

               11.3 Notices. Unless the parties mutually consent to electronic delivery of reports, communications and notices to each other (collectively "Notices") such Notices must be in writing and signed by a duly authorized representative of the party giving such notice, or such other persons as either party shall specify in a written notice to the other. All such notices shall be deemed given and received (A) if by hand delivery, upon receipt thereof; (B) if mailed, three days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested, or (C) as of the day received by Express mail, Federal Express, or other similar services, or (D) upon facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously send a copy of the notice to the addresses at the addresses provided for below, by an overnight courier service; however such mailing shall not alter the time at which the facsimile notice is deemed received. The parties' notice addresses are:




(C)NextCard, 1998                                                            10
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  If to Intellipost:         Intellipost Corporation
                             565 Commercial Street - 2nd Floor
                             San Francisco, CA 94111-3031
                             ATTN:     Layton Han
                                       Chief Financial Officer

  If to IAFC:                Internet Access Financial Corporation
                             595 Market Street - Suite 950
                             San Francisco, CA 94105
                             ATTN:     Daniel D. Springer
                                       Chief Marketing Officer

The provisions of this Paragraph 11.3 shall survive termination of this Agreement.

               11.4 Compliance with Laws. Each party shall comply with all laws, rules and regulations, whether local, state, or federal, applicable to its activities hereunder, but only to the extent such laws, rules and regulations are applicable to such party.

               11.5 Assignment. Neither party may assign or subcontract its rights, duties, or obligations under this Agreement to any person or entity, in whole or in part, without the other party's prior written consent. The foregoing notwithstanding, upon 30 days written notice a party may assign this Agreement without first obtaining consent to (i) a company controlling, controlled by, or under common control with the assigning party, provided that the assigning party will guarantee the performance of the assignee's performance hereunder; or (ii) the assigning party's successor in interest in the event of a corporate reorganization, merger, or acquisition of all or substantially all of a party's assets, provided that such successor gives reasonable assurances to the non-assigning party that the successor will perform its obligations hereunder. The foregoing notwithstanding, in no event will a party assign its rights and obligations to an entity which, at the time of such assignment, is in substantial and direct competition with the other party, or under common control with an entity in substantial and direct competition with the other party. Any attempt by either party to assign or subcontract its rights or obligations under this Agreement will be deemed both void and a material breach of this Agreement.

               11.6 Modification, Amendment, and Waiver. No modification, amendment, supplement to, or waiver of this Agreement shall be binding upon the respective parties unless such modification, etc., specifically refers to this section and is consented to in a writing signed by an authorized representative of the party against whom such modification, etc., is asserted. A party's failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option herein provided, or to require strict performance of any term hereof, shall not be deemed a continuing waiver of rights under this Agreement. Nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

               11.7 Relationship of the Parties. Nothing contained in this Agreement will be construed to create a joint venture, partnership, or agency relationship. Rather, the



(C)NextCard, 1998                                                             11
relationship between the parties will be one of independent contractors. Neither party will have any right, power or authority to act on behalf of or bind the other party. The provisions of this Paragraph 11.7 shall survive termination of this Agreement.

               11.8 Severability. If any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties will in good faith use their best efforts to achieve the purpose of the invalid provision by agreeing on a substitute provision that is legally enforceable.

               11.9 Headings. The section headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

               11.10 Choice of Law. This Agreement will be construed under the laws of the State of California, as applied to contracts entered into and performed completely within California; provided, however, that the arbitration provisions of paragraph will be governed by the Federal Arbitration Act. The provisions of this Paragraph 11.10 shall survive termination of this Agreement.

               11.11 Entire Agreement. Unless expressly stated herein, this Agreement states the entire agreement between the parties with respect to the subject matter hereof, and all prior or contemporaneous written or oral agreements and understandings are merged herein and superseded hereby.

               11.12 Force Majeure. Neither party will be liable for nonperformance hereunder to the extent such performance is prevented by fire, earthquake, tornado, flood, explosion, embargo, war, riot, governmental regulation or act, act of God, act of public enemy, or by reason of any other cause beyond such party's reasonable control. A party's obligations to perform timely will be excused to the extent, but only to the extent, that such performance is prevented by a force majeure event.

               11.13 Continuing Cooperation. The parties agree to cooperate with each other in any investigation of any actual or suspected fraud, subject to such restrictions that may be imposed by any law (including case law), rule or regulation governing the financial privacy of customers of financial institutions.

               11.14 Insurance Matters. At all times while this Agreement is in effect each party shall maintain, at its own expense, commercial general public liability insurance (including contractual liability coverage) against such risks as are reasonable and common in each of their respective businesses. The amount of such commercial general public liability insurance will be not less than $1 million per occurrence and not less than $2 million in the aggregate.





(C)NEXTCARD, 1998                                                             12

               11.15 No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto, and shall not be deemed to confer any benefit, right or obligation in or to any third party, except as expressly stated herein.

               11.16 Counterparts. This Agreement may be signed in one or more counterparts, each of which, when taken together, shall be deemed to be an original.


IN WITNESS WHEREOF, the parties have duly executed this Agreement effective the date first stated above.

INTELLIPOST CORPORATI0N                    INTERNET ACCESS FINANCIAL CORPORATION

By: /s/ LAYTON HAN                         By: /s/ DANIEL D. SPRINGER
    ----------------------------                --------------------------------
        Layton Han                                 Daniel D. Springer
        Chief Financial Officer                    Chief Marketing Officer








(C)NEXTCARD, 1998                                                          13

                                                                   EXHIBIT 2.1.1


                                  new_agreement
Acknowledgment & Acceptance of BonusMail Terms of Service:

The BonusMail service ("BonusMail"), owned and operated by Intellipost Corporation ("Intellipost"), is provided to you ("Member") under the terms and conditions of this BonusMail Terms of Service ("BTS"). By clicking on the Submit button, you agree that your membership in BonusMail shall conform to the terms and conditions of this BTS.

Members may earn Rew@rds credits for receiving, viewing and responding to personalized information and offers from advertisers via electronic mail ("BonusMail messages") and for complying with the terms of other offers from Intellipost or other companies which may be redeemed for rewards, subject to the terms and conditions of such rewards. Intellipost reserves the right to send Member, from time to time, messages for which Member will not be rewarded. Such messages may include BonusMail system updates, flash bulletins, order confirmations, administrative announcements, special requests, etc. Intellipost is under no obligation to send BonusMail messages to Member. Potential members do not have an implied right to enroll in BonusMail. Intellipost reserves the right to limit BonusMail enrollment at any time.

BonusMail Privacy Pledge:

Intellipost promises to maintain the privacy of Members' personal information. The full extent of our commitment can be found in the BonusMail Privacy Pledge, located on the BonusMail Web site at www.bonusmail.com/privacy/.

BonusMail Terms of Participation:

Only individuals may enroll in BonusMail and become BonusMail Members. Corporations or other business entities are not eligible to become BonusMail Members. Member's right to use BonusMail is personal to Member. BonusMail membership is limited to one enrollee per email address. Intellipost limits an individual to one BonusMail membership, allowing an Individual to enroll up to one personal and one work email, or alternative, address.

Rew@rds credits have no cash value. Neither Rew@rds credits nor rewards may be bartered or sold. Neither BonusMail accounts nor Rew@rds credits are transferable upon death, as part of a domestic relations matter or otherwise by operation of Rew@rds credits may be redeemed only for rewards as offered through BonusMail at the time of redemption. Member violates new_agreement
any of the terms of this BTS, Member risks immediate forfeiture of Member's Rew@rds credits and termination of membership.

Members must achieve 5,000 Rew@rds credits (deemed "Available") before they may redeem Rew@rds credits for rewards; PLEASE REFER TO INTELLIPOST'S STANDARD REWARDS CHART, AS SUCH CHART MAY BE MODIFIED BY INTELLIPOST IN ITS SOLE DISCRETION FROM TIME TO TIME. For redemption OF Rew@rds credits for rewards,

Member agrees to update all information in Member's personal profile. Member agrees to promptly notify Intellipost of any change in Member's mail or email address by emailing such notification to move@bonusmail.com. Member's discontinued use of BonusMail or failure of Member to notify Intellipost of any address changes may result in the termination of Member's membership and loss of Member's unredeemed credits. Member agrees to promptly notify Intellipost of any changes, in Member's profile by mailing such notification to profile@bonusmail.com.

Rew@rds credits which have not been used to claim rewards by two (2) years from the month in which they are deemed "Available" will expire. For example, Rew@rds credits earned in May of 1997 will expire at the end of May 1999, and credits earned in June of 1997 will expire at the end of June 1999 if they have not been redeemed.

Intellipost reserves the right to limit the redemption of specific rewards and limit the number of rewards available at any particular redemption level. Members will be allowed to redeem two (2) rewards from the Rewards Chart per year, once in the period January 1 through June 30 of a given year, and once in the period July 1 through December 31. Rew@rds credits will be subtracted from Member's account upon redemption of a reward. Once used to claim a reward, Rew@rds credits may not be reinstated to Member's account.

Intellipost reserves the right to cancel Member's membership if Member has not responded, by viewing and replying to BonusMail messages with an email containing the appropriate MagicWord in the subject field, to any BonusMail messages in a year. (A MagicWord will be found at the end of each BonusMail message.) Intellipost reserves the right to limit the volume of BonusMail messages received by Member if Member does not respond to any BonusMail messages.

Disclaimer of Warranties:
Member expressly agrees that use of BonusMail is at Member's new_agreement
sole risk. BonusMail, and all services offered therein, is provided on a strictly "as is" and "as available" basis. INTELLIPOST MAKES NO WARRANTY THAT BONUSMAIL WILL MEET YOUR REQUIREMENTS, OR THAT BONUSMAIL WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR FREE; NOR DOES INTELLIPOST MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF BONUSMAIL OR AS TO THE ACCURACY OR RELIABILITY OF ANY INFORMATION OBTAINED THROUGH BONUSMAIL. Intellipost expressly disclaims any and all express and implied warranties, including, but not limited to the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

No advice or information, whether oral or written, obtained by Member from Intellipost or through BonusMail shall create any warranty not expressly made herein.

Limitation of Liability:

INTELLIPOST SHALL NOT BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, RELATING TO THE USE OR INABILITY TO USE BONUSMAIL. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSI0N MAY NOT APPLY TO YOU. Intellipost is not responsible for damages or losses that result from use of or inabililty to use BonusMail, or reliance on or use of information, services or merchandise provided on or through BonusMail. Member acknowledges and agrees Intellipost neither endorses the contents of BonusMail messages nor assumes responsibility or liability for the accuracy of material contained therein, or any infringement of third party intellectual property rights arising therefrom, or any fraud or other crime facilitated thereby. Intellipost is not responsible, and assumes no liability, for changes or discontinuances or service from Providers which may affect offered or the accrual of credits.

Participation in Promotions of Advertisers:

Member's correspondence with or participation in promotions of BonusMail Advertisers are solely between corresponding Member and the Advertiser. Intellipost assumes no liability, obligation or responsibility for any part of any such correspondence or promotion.

Third Party Services:

To enhance the value of the BonusMail service to its members, Intellipost may on occasion share selected personal information new agreement
with third parties for the limited purposes of data verification and supplementation. Such parties shall be STRICTLY bound by the terms set forth in the BonusMail Privacy Pledge. Therefore, such parties will agree to maintain the confidentiality and protection of your personal information, at all times during and after providing services.

Termination:

EITHER MEMBER OR INTELLIPOST MAY TERMINATE MEMBER'S BONUSMAIL MEMBERSHIP WITH OR WITHOUT CAUSE AT ANY TIME. MEMBER'S RIGHT TO USE MEMBER'S BONUSMAIL MEMBERSHIP IMMEDIATELY CEASES UPON PROPER TERMINATION AND MEMBER AGREES TO FORFEIT ANY UNREDEEMED CREDITS TO INTELLIPOST.

Member's termination of BonusMail membership is effective upon (1) Member emailing a request to terminate membership to terminate@bonusmail.com; and (2) Member receiving a return confirmation from Intellipost indicating Member's membership has been effectively terminated. Intellipost's termination of Member's BonusMail membership is effective upon Member's receipt of notice of termination from BonusMail.

Should Member object to any terms and conditions of the BTS or any subsequent modifications thereto or become dissatisfied with BonusMail, Member's only recourse is to immediately: (1) discontinue use of BonusMail; and (2) properly terminate BonusMail membership--see above paragraph.

Intellipost reserves the right to discontinue BonusMail membership for any Member who appears to be using BonusMail in a manner inconsistent with the BTS or intent of BonusMail or any portion of BonusMail or who acts inconsistent with local or federal laws, statutes or ordinances. Discontinued membership may result in the loss of all accumulated points.

Non-Transferability:

Member's right to use BonusMail is nontransferable; Member's right to use BonusMail shall terminate immediately upon transfer. Rew@rds credits are non-transferable and are void if transferred. Member's membership will terminate immediately upon Member's death.

Proprietary Rights to Content:

Member acknowledges that content, including but not limited to text, sound, photographs, graphics or other material contained new_agreement
in either sponsor advertisements or BonusMail messages, by Intellipost or Intellipost's Advertisers, service and software is protected by copyrights, trademarks, service marks, patents and/or other proprietary rights and laws; therefore, Member is only permitted to use content, service or software as expressly authorized by Intellipost or the Advertiser.

Modifications:

Intellipost reserves the right to change this Agreement and/or any part thereof at any time by providing notice to Member. Member's non-termination or continued use of BonusMail after notice is given constitutes an affirmative acknowledgment by Member of the BTS and its modifications and agreement by Member to abide and be bound by its modifications. Intellipost reserves the right to modify or discontinue BonusMail with or without notice to Member. Intellipost shall not be liable to Member or any third party should Intellipost exercise its right to modify or discontinue BonusMail.

Notices:

All notices given by Intellipost to you will be given by email or by general posting on BonusMail.

Indemnification:

Member agrees to indemnify and hold Intellipost, affiliates, officers and employees, harmless from any claim, demand, expense or damage, including reasonable attorneys' fees relating to use of BonusMail or violation of this BTS Agreement.

Laws:

The BTS shall be governed by and construed in accordance with the laws of the state of California, excluding its conflict of law provisions. This BTS Agreement constitutes the complete and exclusive understanding between Intellipost and Member relating to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreement, communications, and/or advertising with respect to such subject matter. Member and Intellipost agree to submit to the exclusive jurisdiction of the courts of the state of California. If any provision(s) of the BTS is held by a court of competent jurisdiction to be contrary to law, then such provision(s) shall be construed, as nearly as possible, to reflect the intentions of the parties with the other provisions remaining in full force and effect. Intellipost's failure to exercise or enforce any right or new_agreement
provision of the BTS shall not constitute a waiver of such right or provision unless acknowledged and agreed to by Intellipost in writing.

Addendum for NextCard Cardholders:

As a NextCard BonusMail Member, you will not automatically receive BonusMail email offers ("BonusMail messages"). You may elect to receive BonusMail email offers for which you will be rewarded by completing a BonusMail Member Profile at:

   http://members-bonusmail.com

As a NextCard BonusMail Member, you will receive BonusMail communications, including, BonusMail Bulletins, Newsletters and administrative notices, up to twice a month or as determined by NextCard and BonusMail.

NextCard Cardholder Redemption Rules:

NextCard BonusMail Members will be allowed to redeem BonusMail
Rew@rds credits from the Rew@rds Chart once every sixty (60) days. Once a redemption is made, the Member must allow sixty (60) days to pass before any additional redemption is made. Rew@rds credits will be subtracted from Member's BonusMail account upon redemption of a reward. Once used to claim a reward, Rew@rds credits may not be reinstated to Member's accounts.

Cancellation of Membership Due to
Non-Participation for NextCard Cardholders:

Intellipost reserves the right to cancel a NextCard BonusMail Member's membership if Member has not charged on his or her NextCard credit card in a period of one (1) year or has not responded, by viewing and replying to BonusMail messages with an email containing the appropriate MagicWord in the subject field, to any BonusMail messages in a year (A MagicWord will be found at the end of each BonusMail message). Intellipost reserves the right to limit the volume of BonusMail messages received by Member if Member does not respond to any BonusMail messages.